Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact:
	Investors:	Annette Arribas 724.514.1782 annette.arribas@ansys.com
	Media:	Fran Hensler 724.514.2967 fran.hensler@ansys.com

DR. AJEI S. GOPAL NAMED TO ANSYS BOARD OF DIRECTORS

PITTSBURGH – February 23, 2010 – ANSYS, Inc. (NASDAQ: ANSS) today announced that Dr. Ajei S. Gopal, executive vice president, Technology and Development Group at CA Technologies, has been appointed to its Board of Directors. He also will serve as a member of the Board’s Audit Committee.

“It’s a great pleasure to welcome Ajei to our Board of Directors,” said Peter J. Smith, executive chairman of ANSYS. “With his accomplished history in the software and information technology domains, he brings experience and perspective that will be of great value to ANSYS.”

At CA Technologies, Gopal is responsible for development of a broad portfolio of IT management and security products and solutions, and oversees a global team of over 4,000 professionals. Before joining CA in 2006, he was executive vice president and chief technology officer for Symantec Corporation, where he earlier also had responsibilities for mergers and acquisitions.

Prior to Symantec, Gopal served as CEO and board member of ReefEdge Networks, Inc., a wireless LAN systems company that he cofounded. He spent several years at IBM, initially at IBM Research and later as chief technology officer of IBM’s Pervasive Computing Division. He began his career as a member of the technical staff in the Applied Research Division at Bell Communications Research.

“I am honored to be asked to join the ANSYS Board and share the company’s passion for pushing the limits of technology so customers can turn concepts into successful, innovative products,” said Gopal. “In a world where technology investments are challenged on a daily basis, ANSYS has a 40-year history of driving proven results for its customers. I am looking forward to working with the Board of Directors and the senior management team.”

Gopal is the author of more than twenty issued U.S. patents and numerous publications. He received a bachelor’s degree in engineering from the Indian Institute of Technology in Mumbai and a doctorate in computer science from Cornell University.

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia. The company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pa., U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ more than 1,600 people and distribute ANSYS products through a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

###

Financial: ANSS-F